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                      July 9, 2020

       Christian Itin
       Chief Executive Officer
       Autolus Therapeutics plc
       Forest House
       58 Wood Lane
       London W12 7RZ United Kingdom

                                                        Re: Autolus
Therapeutics plc
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 3, 2020
                                                            File No. 001-38547

       Dear Mr. Itin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences